 The Index provides exposure to either Large-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 200 daily moving average (200 DMA) of the SPDR S&P 500 ETF Trust (Bloomberg: SPY US Equity; the ETF). The Index obtains exposure to Large-Cap U.S. equities by tracking the performance of the futures contract. On the specified monthly determination date, if the ETF is at or above its 200 DMA (a bullish trend), the Index will allocate to equity via the E-mini S&P 500 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 200 DMA (a bearish trend).  Index Objectives:The RBC Large Cap US Tactical Equity Total Return Index is designed to meet or exceed risk-adjusted returns relative to the benchmark by optimizing asset allocation between Large-Cap U.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Large-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation.Index Ticker Symbols:Bloomberg: RBCELTUT IndexThomson Reuters: .RBCELTUTIndex Launch Date:February 18, 2019Index Base Date:October 31, 2007Asset Class: EquityFixed Income (Cash)Allocations: E-mini S&P 500 Futures contractFederal Funds RateLast Rebalancing Date:December 19, 2018Benchmark:S&P 500 Total Return Index Bloomberg: SPXT Index Thomson Reuters: .SPXTLiquidity:The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume.Availability:The Index can be used as an underlying for various investment vehicles to provide exposure to investors.   RBC Large Cap US Tactical Equity Total Return IndexPerformance Factsheet   Performance1, 2 – Total Return (USD)  Index Description  1  1 Daily data from October 31, 2007 to April 30, 2019. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document. 2 Source: Solactive AG, Bloomberg, RBC Capital Markets3 Based on daily returns, annualized with a 252-day factor4 Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor5 Duration Under Water; number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline    Return (%) 2      Return p.a. (%)        YoY Return (%)          Index (USD)  1M  3M  YTD  1Y  3Y  5Y  Base  ’14  ’15   ’16   ’17   ’18  Index (S)  4.1  5.2  5.4  13.3  14.4  8.4  9.3  2.2  -1.8  12.4  21.1  6.7  Benchmark (B)  4.0  10.4  18.2  13.5  14.9  11.6  8.0  13.7  1.4  12.0  21.8  -4.4  Variation (S) - (B)  0.1  -5.2  -12.8  -0.2  -0.5  -3.2  1.3  -11.5  -3.1  0.4  -0.7  11.1    Volatility p.a. (%) 3      Sharpe Ratio4       12 Month Return    Worst Drawdown    Beta    Index (USD)  1Y  5Y  Base  1Y  5Y  Base  Best  Worst  (%)   DUW5  1Y   5Y  Index (S)  8.0  10.7  11.8  1.27  0.77  0.79  35.8  -14.0  -17.9  22  0.28  0.63  Benchmark (B)  14.9  13.3  20.0  0.76  0.89  0.47  72.3  -47.5  -54.8  53  1.00  1.00  Variation (S) - (B)  -6.9  -2.5  -8.3  0.51  -0.12  0.32  -36.5  33.5  36.9  -30  -  -  April 30, 2019

 Allocation History1 (over last 12 months)  Allocation Snapshot (as of April 30, 2019)  Characteristics Snapshot  Page 2 of 4  Determination Date  Allocation Date  E-mini S&P 500 Futures  Cash  Benchmark Performance *  April 15, 2019  April 17, 2019  100%  0%  3.4%  March 11, 2019  March 13, 2019  100%  0%  2.3%  February 11, 2019  February 13, 2019  0%  100%  5.4%  January 14, 2019  January 16, 2019  0%  100%  4.5%  December 17, 2018  December 19, 2018  0%  100%  -7.0%  November 12, 2018  November 14, 2018  0%  100%  -3.7%  October 15, 2018  October 17, 2018  0%  100%  -3.3%  September 17, 2018  September 19, 2018  100%  0%  3.4%  August 13, 2018  August 15, 2018  100%  0%  0.3%  July 16, 2018  July 18, 2018  100%  0%  1.6%  June 11, 2018  June 13, 2018  100%  0%  2.1%  May 14, 2018  May 16, 2018  100%  0%  -  April 30, 2019  Monthly Returns (%, as of April 30, 2019)  Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  0.2%  0.2%  0.8%  4.1%                  5.4%  2018  5.7%  -3.8%  -2.7%  0.3%  2.4%  0.6%  3.7%  3.2%  0.6%  -3.3%  0.2%  0.2%  6.7%  2017  1.8%  3.9%  0.1%  1.0%  1.4%  0.6%  2.0%  0.2%  2.0%  2.4%  3.0%  1.1%  21.1%  2016  0.0%  0.0%  1.7%  0.4%  1.8%  0.2%  3.8%  0.1%  -0.1%  -1.8%  3.7%  2.0%  12.4%  2015  -3.1%  5.8%  -1.6%  0.9%  1.3%  -2.0%  2.2%  -6.1%  1.5%  0.0%  0.0%  0.0%  -1.8%  2014  -3.5%  4.6%  0.8%  0.7%  2.3%  2.0%  -1.4%  4.0%  -1.4%  -6.0%  0.9%  -0.4%  2.2%  2013  5.2%  1.4%  3.7%  1.9%  2.3%  -1.5%  5.1%  -2.9%  3.0%  4.6%  3.0%  2.4%  31.7%  As of Last Determination Date (April 15, 2019)      Indicator  Closing Level  Tactical Trigger  Large-Cap U.S. (SPY)  289.97  5.0% ABOVE 200 DMA  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  8.0%  3.2%  1.9%  4.0%                  18.2%  2018  5.7%  -3.7%  -2.5%  0.4%  2.4%  0.6%  3.7%  3.3%  0.6%  -6.8%  2.0%  -9.0%  -4.4%  2017  1.9%  4.0%  0.1%  1.0%  1.4%  0.6%  2.1%  0.3%  2.1%  2.3%  3.1%  1.1%  21.8%  2016  -5.0%  -0.1%  6.8%  0.4%  1.8%  0.3%  3.7%  0.1%  0.0%  -1.8%  3.7%  2.0%  12.0%  2015  -3.0%  5.7%  -1.6%  1.0%  1.3%  -1.9%  2.1%  -6.0%  -2.5%  8.4%  0.3%  -1.6%  1.4%  2014  -3.5%  4.6%  0.8%  0.7%  2.3%  2.1%  -1.4%  4.0%  -1.4%  2.4%  2.7%  -0.3%  13.7%  2013  5.2%  1.4%  3.8%  1.9%  2.3%  -1.3%  5.1%  -2.9%  3.1%  4.6%  3.0%  2.5%  32.4%  As of Month End (April 30, 2019)      Indicator  Closing Level  Distance from DMA  Large-Cap U.S. (SPY)  294.02  6.2%  Date  Last  Next  Determination  April 15, 2019  May 13, 2019  Allocation  April 17, 2019  May 15, 2019  SPDR S&P 500 ETF Trust (SPY)  Current Allocation100% Equity  1 Determination Date was two business days prior to Allocation Date. Target Allocations shown; Current allocations may vary* Benchmark performance between previous and current Allocation Date

   Summary of Index Methodology:   April 30, 2019  Page 3 of 4  RBC Large Cap US Tactical Equity Total Return Index    200-day Moving AverageSPDR S&P 500 ETF Trust (SPY)    Tactical Trigger – Determined 2 Trading Days Before Allocation    Monthly Allocation – Is Tactical Trigger Bullish or Bearish?    E-mini S&P 500 Future+Federal Funds Rate    Federal Funds Rate  Bullish Tactical TriggerSPDR S&P 500 ETF Spot above the Tactical Trigger  Bearish Tactical TriggerSPDR S&P 500 ETF Spot below the Tactical Trigger  OR

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The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. In addition, please note that the back-tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com